EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RVUE HOLDINGS, INC.,
a Nevada corporation

rVue Holdings, Inc. hereby amends and restates its Articles of Incorporation (these “Articles of Incorporation”) pursuant to Chapter 78 of the Nevada Revised Statutes (“NRS”).

ARTICLE I

NAME

The name of the corporation is rVue Holdings, Inc. (the “Corporation”).

ARTICLE II

BUSINESS PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the NRS, as the same exists or as may hereafter be amended from time to time.

ARTICLE III

CAPITAL STOCK

A.          Classes of Stock.  The Corporation is authorized to issue two classes of shares to be designated as “Common Stock” and “Preferred Stock,” respectively.  The Corporation has the authority to issue 140,000,000 total shares of Common Stock with par value of $0.001 per share and 10,000,000 total shares of Preferred Stock with par value of $0.001 per share.

B.           Preferred Stock.  The Corporation’s board of directors (the “Board” or “Board of Directors”) shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

1.           Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

2.           The number of shares to constitute the class or series and the designation thereof;

3.           The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

4.           Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

5.           Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

6.           The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

7.           The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

8.           Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

9.           Such other rights and provisions with respect to any class or series as the Board of Directors deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect.  The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock.

ARTICLE IV

BOARD OF DIRECTORS

The number of directors of the Corporation shall be as determined from time to time pursuant to the provisions of the bylaws of the Corporation (the “Bylaws”), except that at no time shall there be less than one director.

ARTICLE V

DURATION

The duration of the Corporation shall be perpetual.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of any powers under the law, the Board shall have exclusive authority to make, alter, amend or repeal the Bylaws.

ARTICLE VII

LIABILITY AND INDEMNIFICATION

A.          Limitation of Personal Liability.  To the maximum extent permitted under applicable law, there shall be no personal liability of a director or an officer to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or an officer.

B.           Indemnification of Directors and Officers.  Subject to the requirements of applicable Nevada law requiring mandatory indemnification, if any, the Corporation shall indemnify, to the maximum extent permitted by Nevada law:

1.           Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that such person is or was a director or officer of the Corporation, or such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

(a)          Notwithstanding the foregoing, no indemnification shall be required if it is proven such person’s act, or failure to act, constituted a breach of such person’s fiduciary duties as a director or officer, and such person’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making such person liable pursuant to NRS 78.138.

(b)          The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that his or her conduct was unlawful.

2.           Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit unless it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and such person’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to NRS 78.138; provided, however, that he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation.

C.           Indemnification of Employees and Other Persons.  The Corporation shall have the power to indemnify, to the extent permitted by Chapter 78 of the NRS, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or such person is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

D.          Time of Indemnification.  The Corporation shall indemnify the directors and officers of the Corporation for expenses incurred in defending a civil or criminal action, suit or proceeding as they are incurred in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such directors or officers to repay the amount of such expenses if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation.

E.           Insurance.  To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors or officers of the Corporation or of any other corporation, partnership, joint venture, trust, or other enterprise which such person serves at the request of the Corporation, such persons shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director or officer under such policy or policies.  Without limiting the foregoing, the Corporation will use its reasonable best efforts to maintain director and officer liability insurance in respect of acts or omissions occurring during the period of time that its directors and officers serve or have served as an officer, director, agent or employee of the Corporation, covering such persons on terms at least as favorable as the coverage currently in effect as of the effectiveness of these Articles of Incorporation, provided that in satisfying its obligation under this Paragraph (E), the Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Corporation paid in its last full fiscal year prior to the date hereof, and if the Corporation is unable to obtain the insurance required by this Paragraph (E), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

F.           Benefit.  The indemnification and advancement of expenses hereby authorized is continuing and shall inure to the benefit of the heirs, executors and administrators of each such director, officer, employee and agent, as applicable.

G.           Repeal.  Any repeal or modification of this Article VII shall be prospective only, and shall not adversely affect any indemnification or limitations on the personal liability of a director or an officer of the Corporation for acts or omissions prior to such repeal or modification.  Further, neither any amendment nor repeal of this Article VII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

COMBINATIONS WITH INTERESTED STOCKHOLDERS

A.          Applicability and Definitions.  Until such time as the Corporation is a “resident domestic corporation” for the purposes of NRS 78.411 to 78.444, inclusive, the following provisions will apply to the Corporation with regard to the acquisition of a controlling interest in the Corporation.  Unless otherwise defined in these Articles of Incorporation, all capitalized terms shall have the meanings which are set forth for such terms in NRS 78.411 to 78.444, inclusive.

B.           Combinations Prohibited Generally.

1.           The Corporation may not engage in any Combination with any Interested Stockholder of the Corporation for three (3) years after the date that the person first became an Interested Stockholder unless the Combination or the transaction by which the person first became an Interested Stockholder is approved by the Board of Directors before the person first became an Interested Stockholder.

2.           If a proposal in good faith regarding a Combination is made in writing to the Board of Directors, the Board shall respond, in writing, within 30 days or such shorter period, if any, as may be required by the Securities Exchange Act, setting forth its reasons for its decision regarding the proposal.

3.           If a proposal in good faith to enter into a transaction by which the person will become an Interested Stockholder is made in writing to the Board of Directors, unless it responds affirmatively in writing within 30 days or such shorter period, if any, as may be required by the Securities Exchange Act, the Board of Directors is considered to have disapproved of the transaction.

C.           Authorized Combinations: Board or Stockholder Approval.  The Corporation may not engage in any Combination with an Interested Stockholder after the expiration of 3 years after the person first became an Interested Stockholder other than a Combination meeting all of the requirements of the articles of incorporation of the resident domestic corporation and either the requirements specified in subsection 1, 2 or 3 of this Article VIII(C) or all of the requirements specified in Paragraphs (D) through (E), inclusive, of this Article VIII:

1.           A Combination approved by the Board of Directors before the date that the person first became an Interested Stockholder.

2.           A Combination with an Interested Stockholder if the transaction by which the person became an Interested Stockholder was approved by the Board of Directors before the person became an interested stockholder.

3.           A Combination approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the Interested Stockholder proposing the Combination, or any affiliate or associate of the Interested Stockholder proposing the Combination, at a meeting called for that purpose no earlier than 3 years after the date that the person first became an Interested Stockholder.

D.           Authorized Combinations: Holders of Common Stock.  A Combination engaged in with an Interested Stockholder more than 3 years after the date that the person first became an Interested Stockholder may be permissible if the aggregate amount of the cash and the market value, as of the Date of Consummation, of consideration other than cash to be received per share by all of the holders of outstanding Common Stock of the Corporation not beneficially owned by the Interested Stockholder immediately before that date is at least equal to the higher of the following:

1.           The highest price per share paid by the Interested Stockholder, at a time when he or she was the Beneficial Owner, directly or indirectly, of 5 percent or more of the outstanding voting shares of the Corporation, for any shares of Common Stock of the same class or series acquired by the Interested Stockholder within 3 years immediately before the Date of Announcement with respect to the Combination or within 3 years immediately before, or in, the transaction in which he or she became an Interested Stockholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which the highest price per share was paid through the Date of Consummation at the rate for one-year obligations of the U.S. Treasury from time to time in effect, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per share of Common Stock since the earliest date, but no more may be subtracted than the amount of the interest.

2.           The market value per share of Common Stock on the Date of Announcement with respect to the Combination or on the date that the person first became an Interested Stockholder, whichever is higher, plus interest compounded annually from that date through the Date of Consummation at the rate for one-year obligations of the U.S. Treasury from time to time in effect, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per share of Common Stock since that date, but no more may be subtracted than the amount of the interest.

E.           Authorized Combinations: Holders of Preferred Stock.  A combination engaged in with an Interested Stockholder more than 3 years after the date that the person first became an interested stockholder may be permissible if the aggregate amount of the cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by all of the holders of outstanding shares of any class or series of Preferred Stock not beneficially owned by the Interested Stockholder immediately before that date is at least equal to the highest of the following, whether or not the Interested Stockholder has previously acquired any shares of the class or series of shares:

1.           The highest price per share paid by the Interested Stockholder, at a time when he or she was the Beneficial Owner, directly or indirectly, of 5 percent or more of the outstanding voting shares of the Corporation, for any shares of that class or series of shares acquired by the Interested Stockholder within 3 years immediately before the Date of Announcement with respect to the Combination or within 3 years immediately before, or in, the transaction in which he or she became an Interested Stockholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which the highest price per share was paid through the Date of Consummation at the rate for one-year obligations of the U.S. Treasury from time to time in effect, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per share of the class or series of shares since the earliest date, but no more may be subtracted than the amount of the interest.

2.           The highest preferential amount per share to which the holders of shares of the class or series of shares are entitled in the event of any voluntary liquidation, dissolution or winding up of the Corporation, plus the aggregate amount of any dividends declared or due to which the holders are entitled before payment of the dividends on some other class or series of shares, unless the aggregate amount of the dividends is included in the preferential amount.

3.           The market value per share of the class or series of shares on the Date of Announcement with respect to the Combination or on the date that the person first became an Interested Stockholder, whichever is higher, plus interest compounded annually from that date through the Date of Consummation at the rate for one-year obligations of the U.S. Treasury from time to time in effect, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per share of the class or series of shares since that date, but no more may be subtracted than the amount of the interest.

F.           Form and Distribution of Consideration.  The consideration to be received by holders of a particular class or series of outstanding shares, including Common Stock, in the Combination under Paragraphs (C) through (E), inclusive, of this Article VIII, must be in cash or in the same form as the Interested Stockholder has used to acquire the largest number of shares of the class or series of shares previously acquired by it, and the consideration must be distributed promptly.

G.           Restrictions on Beneficial Ownership.  A Combination may be permissible if after the date that the person first became an Interested Stockholder and before the Date of Consummation with respect to the Combination, the Interested Stockholder has not become the Beneficial Owner of any additional Voting Shares of the Corporation except:

1.           As part of the transaction that resulted in the person becoming an Interested Stockholder;

2.           By virtue of proportionate splitting of shares, dividends distributed in shares, or other distributions of shares in respect of shares not constituting a Combination;

3.           Through a combination meeting all of the conditions of Paragraph (B) of this Article VIII; or

4.           Through a purchase at any price that, if the price had been paid in an otherwise permissible Combination whose Date of Announcement and Date of Consummation were the date of the purchase, would have satisfied the requirements of Paragraphs (C) through (E), inclusive, of this Article VIII.

ARTICLE IX

ACQUISITION OF A CONTROLLING INTEREST

A.          Applicability.  Until such time as the Corporation is an “issuing corporation” for the purposes of NRS 78.378 to 78.3793, inclusive, the following provisions will apply to the Corporation with regard to the acquisition of a Controlling Interest (as defined below) in the Corporation.

B.           Delivery of Offer Statement. Any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a Controlling Interest in the Corporation (an “Acquiring Person”), must deliver a statement to the secretary of the Corporation (the “Offer Statement”) setting forth:

1.           The name of the Acquiring Person and of every person associated with him or her in the acquisition;

2.           The number of shares in any class of voting stock owned, as of the date of the Offer Statement, by the Acquiring Person and each person with whom he or she is associated, or which the Acquiring Person intends to acquire;

3.           The percentage of the voting stock of the Corporation owned, as of the date of the statement, by the Acquiring Person and each person with whom he or she is associated, or which the Acquiring Person intends to acquire; and

4.           If the Acquiring Person has not yet acquired shares of stock in the Corporation, a detailed description of the terms and conditions of the proposed acquisition; and the means by which any required consideration, and any indebtedness incurred to consummate the transaction, are to be paid.

For the purpose of these Articles of Incorporation, “Controlling Interest” means the ownership of outstanding voting shares of the Corporation sufficient, but for the provisions of this Article IX, to enable the Acquiring Person, directly or indirectly and individually or in association with others, to exercise one-fifth or more but less than one-third; one-third or more but less than a majority; or majority or more, of all the voting power of the Corporation in the election of directors.

C.           Voting Rights of Acquiring Person.

1.           An Acquiring Person and those acting in association with an Acquiring Person obtain only such voting rights in the those outstanding voting shares of the Corporation which the Acquiring Person, and those persons acting in association with an Acquiring Person, acquire in an acquisition or offer to acquire in an acquisition or within 90 days immediately preceding the date when the Acquiring Person became an Acquiring Person (“Control Shares”), as are conferred by a resolution of the stockholders of the Corporation, approved at a special or annual meeting of the stockholders.

2.           If an Acquiring Person so requests in an Offer Statement and if the Acquiring Person gives an undertaking to pay the expenses of the meeting, the directors of the Corporation shall, within 10 days after delivery of the statement, call a special meeting of the stockholders to determine the voting rights to be accorded the Control Shares.  If the Offer Statement does not include a request that a special meeting be called, the question of voting rights must be presented to the next special or annual meeting of the stockholders.

3.           A notice of any meeting of stockholders at which the question of voting rights is to be determined must be accompanied by (i) a complete copy of the Offer Statement; and (ii) a statement of the Board of Directors setting forth the position of the Board of Directors with respect to the acquisition or, if it is the case, stating that the Board of Directors makes no recommendation concerning the matter.

4.           A special meeting of stockholders called pursuant to this section must not be held before the expiration of 30 days after the delivery of the Offer Statement, unless the statement contains a request that the meeting be held sooner, and must be held within 50 days after the delivery of the statement, unless the Acquiring Person otherwise agrees in writing that the meeting may be held after that time.

D.           Approval of Voting Rights.  A resolution of the stockholders granting voting rights to the Control Shares acquired by an acquiring person must be approved by the holders of a majority of the voting power of the Corporation; and, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected; provided, however, that in each instance those shares as to which any interested stockholder exercises voting rights must be excluded.

E.           Redemption of Control Shares.  The Corporation may call for redemption of not less than all the Control Shares at the average price paid for the Control Shares, if an Offer Statement is not delivered with respect to the acquisition on or before the 10th day after the acquisition of the Control Shares; or an Offer Statement is delivered, but the Control Shares are not accorded full voting rights by the stockholders (each a “Triggering Event”).  The call for redemption, if any, must be made within 30 days after the occurrence of the Triggering Event and the Control Shares must be redeemed within 60 days after the call.

F.           Rights of Dissenting Stockholders.  If the Control Shares are accorded full voting rights and the Acquiring Person has acquired Control Shares with a majority or more of all the voting power, any stockholder other than the Acquiring Person, whose shares are not voted in favor of authorizing voting rights for the Control Shares may dissent in accordance with the provisions of NRS Chapter 92A and obtain payment of the fair value of his or her shares.

ARTICLE X

PREEMPTIVE RIGHTS

No stockholder of the Corporation shall have a preemptive right to acquire the Corporation’s unissued shares unless and to the extent a written agreement between such stockholder and the Corporation provides for such preemptive right.

ARTICLE XI

AMENDMENTS

Except as expressly provided by Article VII above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter permitted by Nevada law, and all rights conferred upon stockholders granted by these Articles are subject to this reservation.

ARTICLE XII

RESIDENT AGENT AND REGISTERED OFFICE

The name and address of the Corporation’s resident agent for service of process is INCSMART.BIZ, Inc., 4431 Edwards Avenue, Las Vegas, NV 89108.

Dated: August 30, 2011	/s/ David A. Loppert
David A. Loppert, Secretary